UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 10, 2011

AMERICAN STATES WATER COMPANY
 (Exact name of registrant as specified in its charter)

California	001-14431	95-4676679
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

630 East Foothill Blvd. San Dimas, California		91773
(Address of principal executive offices)		(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 10, 2011, the Board of Directors of American States Water Company (the “Company”) expanded the size of the Board to ten and appointed N.P. Dodge, Jr. as a Class I director of the Company to fill the vacancy created by the expansion of the Board.  Mr. Dodge will serve a one-year term until his successor is duly elected at the Company’s annual meeting of shareholders in 2012.  The Board also appointed Mr. Dodge as chair of the ASUS Committee and as a member of the Audit & Finance Committee and the Nominating and Governance Committee.

Under the terms of the Company’s Non-Employee Directors Plan, Mr. Dodge and each of the Company’s other non-employee directors were granted 1,179 restricted stock units on May 10, 2011.  Each restricted stock unit entitles a non-employee director to receive one share of the Company’s common shares as provided in the Non-Employee Directors Plan.  Under the terms of the Plan, Mr. Dodge and each of the Company’s other non-employee directors will also be entitled to restricted stock units on each dividend record date in an amount equal to the cash dividends payable on this date on a number of shares equal to the aggregate number of restricted stock units credited to each non-employee director’s restricted stock unit account divided by the closing price of the Company’s common shares on the dividend record date, as shown on The Wall Street Journal web-site (www.online.wsj.com).  One-third of the restricted stock units granted to each non-employee director will be automatically converted to common shares of the Company on the first, second and third anniversaries of the grant, unless the director terminates service as a director.  Upon termination of service as a director, all restricted stock units which have not previously been converted to common shares will be converted to common shares.

There is no arrangement or understanding between Mr. Dodge and any other person pursuant to which he was appointed a director of the Company.  Neither the Company nor Mr. Dodge has been involved in any transaction since January 1, 2010 or is currently involved in any transaction in which Mr. Dodge is a participant involving an amount that exceeds $120,000.

Item 5.07.	Submission of Matters to a Vote of Security Holders

The annual meeting of shareholders was held on May 10, 2011.  Total shares voted represented 86.6% of the outstanding shares as of the record date of March 18, 2011.

The following table presents the voting results of the election of Class III directors at this meeting:

Name	Votes For	Votes Withheld	Broker Non-Votes
James F. McNulty	12,349,639	387,771	3,421,237
Robert J. Sprowls	12,168,718	568,692	3,421,237
Janice F. Wilkins	12,333,243	404,167	3,421,237

Shareholders approved an amendment to the Bylaws of the Company to increase the minimum and maximum size of the Board from a range of five to nine directors to a range of six to eleven directors, with 15,019,680 shares voting in favor of the amendment, 957,395 shares voting against the amendment and 181,572 shares abstaining from voting on the amendment.

The advisory vote on the compensation of the Company’s named executive officers as described in the Company’s proxy statement, received the following votes:

•	11,430,340 shares voted in favor
•	1,075,777 shares voted against
•	231,293 shares abstained from voting
•	3,421,237 shares broker non-votes

The advisory proposal on the frequency of the vote on the compensation of the Company’s named executive officers, received the following votes:

•	7,917,237 shares voted in favor of one year
•	352,225 shares voted in favor of two years
•	4,299,968 shares voted in favor of three years
•	167,980 shares abstaining from voting
•	3,421,237 shares broker non-votes

The Board expects to consider and determine the frequency of future advisory votes on executive compensation later this year.

Shareholders ratified the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, with 15,808,588 voting in favor of the appointment, 214,681 shares voting against the appointment and 135,378 shares abstaining from voting on the appointment.

Section 9 - Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

The following documents are filed as an Exhibit to this report:

Exhibit 3.1	By-Laws of American States Water Company, as amended

Exhibit 3.2	By-Laws of Golden State Water Company, as amended

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN STATES WATER COMPANY

Date: May 13, 2011	/s/ Eva G. Tang
Eva G. Tang
Senior Vice President-Finance, Chief Financial
Officer, Corporate Secretary and Treasurer